News Release

Tutor Perini Reports Third Quarter 2022 Results

•Strong operating cash flow of $72.6 million in Q3 2022 compared to usage of $21.3 million in Q3 2021
•Record year-to-date operating cash flow of $251.3 million, the largest nine-month result since the merger between Tutor-Saliba Corporation and Perini Corporation in 2008
•Sustained backlog of $8.4 billion provides good revenue visibility; two previously announced new projects with pending contract awards could add more than $4.5 billion to backlog over next several months

LOS ANGELES – (BUSINESS WIRE) – November 2, 2022 – Tutor Perini Corporation (the “Company”) (NYSE: TPC), a leading civil, building and specialty construction company, reported results today for the third quarter of 2022. Revenue was $1.1 billion compared to $1.2 billion for the third quarter of last year. The decrease was primarily due to reduced project execution activities on various projects in all three segments. Loss from construction operations for the third quarter of 2022 was $6.9 million, compared to income from construction operations of $52.1 million for the same period in 2021. The decrease was largely due to reduced project execution activities on a transportation project in the Northeast that is nearing completion, which impacted all three segments, as well as unfavorable adjustments that resulted from two adverse legal rulings, one of which reversed a previously favorable lower-court ruling. As a result, net loss attributable to the Company for the third quarter of 2022 was $32.5 million, or a $0.63 loss per diluted share, compared to net income attributable to the Company of $15.4 million, or $0.30 of earnings per diluted share, for the third quarter of 2021.

The Company generated $72.6 million and $251.3 million of cash from operating activities in the third quarter and first nine months of 2022, respectively, compared to usage of $21.3 million and $152.6 million for the same periods of 2021. The result for the third quarter of 2022 was one of the largest operating cash results of any third quarter since the 2008 merger between Tutor-Saliba Corporation and Perini Corporation, and was an increase of $93.9 million compared to the operating cash usage of $21.3 million in the third quarter of 2021. The Company anticipates continued operating cash generation for the fourth quarter of 2022, as well as strong operating cash generation in 2023.

Backlog was $8.4 billion as of September 30, 2022, level compared to the same period last year. The most significant new awards and contract adjustments in the third quarter of 2022 included $142 million of additional funding for two educational facility projects in California; a $126 million military facilities project in Puerto Rico; $56 million of additional funding for a mass-transit project in the Midwest; a $48 million mining project in Virginia; and a $32 million hospitality project in California. The Company has recently bid and is preparing to bid various large projects, with awards anticipated later this year and next year. In addition, the Company recently announced two significant new projects — the Raritan River Bridge Replacement project in New Jersey and Phase 1 South of the New American Legion Bridge I-270 Traffic Relief Plan in Maryland — with contract awards pending over the next three to six months of a combined value that could exceed $4.5 billion. The Company also expects that substantial incremental federal funding to be provided under the Infrastructure Investment and Jobs Act (also known as the Bipartisan Infrastructure Law) over the next several years will favorably impact the Company's current work and prospective opportunities.

Outlook and Guidance

“We generated strong operating cash in the third quarter of 2022, setting a new record operating cash result for the first nine months of any year since 2008, and expect that operating cash will be continue to be solid for the rest of this year and in 2023,” said Ronald Tutor, Chairman and Chief Executive Officer. Tutor continued, "Our backlog remains healthy at $8.4 billion, and we look forward to adding several significant new contract awards over the coming months, which should position our backlog at a new all-time high and provide a strong foundation for growth and improved profitability over the next several years. Our civil business, from which we derive the majority of our profit, is highly resilient to economic downturns, and our bidding pipeline continues to be very robust and is expected to further expand as substantial incremental funds from the Bipartisan Infrastructure Law flow to our customers to support many existing and future projects. Although we were disappointed with our third-quarter earnings, we remain encouraged by the progress we are continuing to make in resolving disputed matters and collecting significant amounts of associated cash."

Due to the uncertainty regarding the outcome of ongoing negotiations on various disputes, which could have a positive or negative impact on fourth-quarter financial results, the Company is continuing with its decision to not provide guidance for 2022. Regardless of the outcome of any potential settlements this year, the Company still expects a net loss for 2022. The Company currently anticipates providing EPS guidance for 2023 when it issues its fourth-quarter results in February of next year.

Debt reduction remains the Company's primary near-term focus for its use of cash. In accordance with the requirements of its debt agreements, on or before April 7, 2023, the Company currently expects to make an excess cash paydown of approximately $100 million on the outstanding balance of its Term Loan B. Depending on conditions after the Term Loan B paydown is completed, and in light of various factors, including the Company's record operating cash generation to date in 2022, solid cash generation that is expected to continue throughout next year, the Company's current and expected larger future backlog, and substantial anticipated funding over the next several years from the Bipartisan Infrastructure Law, the Company may then consider additional capital optimization strategies.

Third Quarter 2022 Conference Call

The Company will host a conference call at 2:00 PM Pacific Time on Wednesday, November 2, 2022, to discuss the third quarter 2022 results. To participate in the conference call, please dial 877-407-8293 five to ten minutes prior to the scheduled time. International callers should dial 1-201-689-8349.

The conference call will be webcast live over the Internet and can be accessed by all interested parties on Tutor Perini's website at www.tutorperini.com. For those unable to participate during the live call, the webcast will be available for replay shortly after the call on the website.

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil, building and specialty construction company offering diversified general contracting and design-build services to private customers and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large, complex projects on time and within budget, while adhering to strict quality control measures. We offer general contracting, pre-construction planning and comprehensive project management services, including planning and scheduling of manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including site work, concrete forming and placement, steel erection, electrical, mechanical, plumbing and heating, ventilation and air conditioning (HVAC). We are known for our major complex building project commitments, as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private customers throughout the world.

Forward-Looking Statements

The statements contained in this release, including those set forth in the section “Outlook and Guidance,” that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future and statements regarding future guidance or estimates and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. While the Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them, there can be no assurance that future developments affecting the Company will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: revisions of estimates of contract risks, revenue or costs, economic factors such as inflation or a recession, the timing of new awards, or the pace of project execution, which has resulted and may continue to result in losses or lower than anticipated profit; unfavorable outcomes of existing or future litigation or dispute resolution proceedings against us or customers (project owners, developers, general contractors, etc.), subcontractors or suppliers, as well as failure to promptly recover significant working capital invested in projects subject to such matters; a significant slowdown or decline in economic conditions; increased competition and failure to secure new contracts; contract requirements to perform extra work beyond the initial project scope, which has and in the future could result in disputes or claims and adversely affect our working capital, profits and cash flows; risks and other uncertainties associated with assumptions and estimates used to prepare our financial statements; failure to meet contractual schedule requirements, which could result in higher costs and reduced profits or, in some cases, exposure to financial liability for liquidated damages and/or damages to customers, as well as damage to our reputation; inability to attract and retain our key officers, and to adequately plan for their succession, and hire and retain personnel required to execute and perform on our contracts; risks related to our international operations, such as uncertainty of U.S. Government funding, as well as economic, political, regulatory and other risks, including risks of loss due to acts of war, civil unrest, security issues, labor conditions, corruption and other unforeseeable events in countries where we do business, resulting in unanticipated losses; possible systems and information technology interruptions and breaches in data security and/or privacy; client cancellations of, or reductions in scope under, contracts reported in our backlog; securities litigation and/or shareholder activism; failure of our joint venture partners to perform their venture obligations, which could impose additional financial and performance obligations on us, resulting in reduced profits or losses and/or reputational harm; downgrades in our credit ratings; the impact of inclement weather conditions on projects; decreases in the level of government spending for infrastructure and other public projects; risks related to government contracts and related procurement regulations; failure to meet our obligations under our debt agreements; the COVID-19 pandemic, which has adversely impacted, and could continue to adversely impact, our business, financial condition and results of operations by, among other things, delaying the timing of project bids and/or awards and the timing of dispute resolutions and associated collections; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws; adverse health events, such as an epidemic or another pandemic; physical and regulatory risks related to climate change; impairment of our goodwill or other indefinite-lived intangible assets; the exertion of influence over the Company by our chairman and chief executive officer due to his position and significant ownership interest; and other risks and uncertainties discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 filed on February 24, 2022 and in other reports that we file with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

Tutor Perini Corporation
Jorge Casado, 818-362-8391
Vice President, Investor Relations & Corporate Communications
www.tutorperini.com

Tutor Perini Corporation
Condensed Consolidated Statements of Operations
Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per common share amounts)	2022	2021	2022	2021
REVENUE	$1,070,926	$1,178,222	$2,884,107	$3,605,060
COST OF OPERATIONS	(1,020,586)	(1,064,245)	(2,817,645)	(3,253,139)
GROSS PROFIT	50,340	113,977	66,462	351,921
General and administrative expenses	(57,232)	(61,884)	(173,815)	(181,371)
INCOME (LOSS) FROM CONSTRUCTION OPERATIONS	(6,892)	52,093	(107,353)	170,550
Other income (expense)	397	(464)	5,114	1,142
Interest expense	(17,015)	(16,694)	(49,711)	(52,442)
INCOME (LOSS) BEFORE INCOME TAXES	(23,510)	34,935	(151,950)	119,250
Income tax (expense) benefit	(560)	(8,694)	47,047	(26,293)
NET INCOME (LOSS)	(24,070)	26,241	(104,903)	92,957
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	8,385	10,847	12,189	30,364
NET INCOME (LOSS) ATTRIBUTABLE TO TUTOR PERINI CORPORATION	$(32,455)	$15,394	$(117,092)	$62,593
BASIC EARNINGS (LOSS) PER COMMON SHARE	$(0.63)	$0.30	$(2.28)	$1.23
DILUTED EARNINGS (LOSS) PER COMMON SHARE	$(0.63)	$0.30	$(2.28)	$1.22
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
BASIC	51,404	51,072	51,263	50,995
DILUTED	51,404	51,366	51,263	51,364

Tutor Perini Corporation
Segment Information
Unaudited

	Reportable Segments
(in thousands)	Civil	Building	Specialty Contractors	Total		Corporate		Consolidated Total
Three Months Ended September 30, 2022
Total revenue	$564,205	$341,614	$251,974	$1,157,793		$—		$1,157,793
Elimination of intersegment revenue	(63,300)	(23,564)	(3)	(86,867)		—		(86,867)
Revenue from external customers	$500,905	$318,050	$251,971	$1,070,926		$—		$1,070,926
Income (loss) from construction operations	$22,786	$56	$(11,836)	$11,006	(a)	$(17,898)	(b)	$(6,892)
Capital expenditures	$11,872	$921	$748	$13,541		$423		$13,964
Depreciation and amortization(c)	$12,166	$470	$529	$13,165		$2,368		$15,533

Three Months Ended September 30, 2021
Total revenue	$624,549	$395,013	$271,316	$1,290,878		$—		$1,290,878
Elimination of intersegment revenue	(78,331)	(34,072)	(253)	(112,656)		—		(112,656)
Revenue from external customers	$546,218	$360,941	$271,063	$1,178,222		$—		$1,178,222
Income (loss) from construction operations	$62,555	$10,786	$(5,470)	$67,871		$(15,778)	(b)	$52,093
Capital expenditures	$7,847	$87	$134	$8,068		$234		$8,302
Depreciation and amortization(c)	$26,234	$416	$777	$27,427		$2,634		$30,061
____________________________________________________________________________________________________
(a)During the three months ended September 30, 2022, the Company’s income (loss) from construction operations was adversely impacted by a $14.3 million ($10.2 million, or $0.20 per diluted share, after tax) unfavorable adjustment on a completed Civil segment highway project in the Northeast due to the reversal on appeal of a previously favorable lower-court ruling.
(b)Consists primarily of corporate general and administrative expenses.
(c)Depreciation and amortization is included in income (loss) from construction operations.

Tutor Perini Corporation
Segment Information (continued)
Unaudited

	Reportable Segments
(in thousands)	Civil	Building	Specialty Contractors	Total		Corporate		Consolidated Total
Nine Months Ended September 30, 2022
Total revenue	$1,478,162	$960,148	$673,302	$3,111,612		$—		$3,111,612
Elimination of intersegment revenue	(182,840)	(44,509)	(156)	(227,505)		—		(227,505)
Revenue from external customers	$1,295,322	$915,639	$673,146	$2,884,107		$—		$2,884,107
Income (loss) from construction operations	$12,052	$9,453	$(82,461)	$(60,956)	(a)	$(46,397)	(b)	$(107,353)
Capital expenditures	$38,703	$973	$2,202	$41,878		$931		$42,809
Depreciation and amortization(c)	$44,191	$1,261	$1,539	$46,991		$7,063		$54,054

Nine Months Ended September 30, 2021
Total revenue	$1,850,748	$1,267,984	$877,634	$3,996,366		$—		$3,996,366
Elimination of intersegment revenue	(273,603)	(117,150)	(553)	(391,306)		—		(391,306)
Revenue from external customers	$1,577,145	$1,150,834	$877,081	$3,605,060		$—		$3,605,060
Income (loss) from construction operations	$187,733	$19,514	$5,814	$213,061	(d)	$(42,511)	(b)	$170,550
Capital expenditures	$26,027	$211	$298	$26,536		$626		$27,162
Depreciation and amortization(c)	$80,125	$1,272	$2,628	$84,025		$8,171		$92,196
____________________________________________________________________________________________________
(a)During the nine months ended September 30, 2022, the Company’s income (loss) from construction operations was adversely impacted by $36.0 million ($26.0 million, or $0.51 per diluted share, after tax) due to unfavorable adjustments related to the unforeseen cost of project close-out issues, remediation work, extended project supervision and associated labor inefficiencies on the electrical component of a transportation project in the Northeast in the Specialty Contractors segment, and $34.6 million ($27.3 million, or $0.53 per diluted share, after tax) for a Civil segment mass-transit project in California, which resulted from the successful negotiation of significant lower margin (and lower risk) change orders that increased the project’s overall estimated profit but reduced the project’s percentage of completion and overall margin percentage. The Company’s income (loss) from construction operations was also impacted by a non-cash charge of $25.5 million ($18.3 million, or $0.36 per diluted share, after tax) due to an adverse legal ruling on a dispute related to a completed Civil segment bridge project in New York, an $18.0 million ($13.9 million, or $0.27 per diluted share, after tax) unfavorable adjustment split evenly between the Civil and Building segments due to changes in estimates on the same transportation project in the Northeast mentioned above, a non-cash charge of $17.8 million ($12.8 million, or $0.25 per diluted share, after tax) that increased cost of operations associated with the partial reversal by an appellate court of previously awarded legal damages related to a completed electrical project in New York in the Specialty Contractors segment, a $16.2 million ($11.6 million, or $0.23 per diluted share, after tax) unfavorable non-cash impact related to the settlement of a long-disputed, completed Civil segment project in Maryland, a $14.3 million ($10.2 million, or $0.20 per diluted share, after tax) unfavorable adjustment on a completed Civil segment highway project in the Northeast due to the reversal on appeal of a previously favorable lower-court ruling, and $13.1 million ($9.4 million, or $0.18 per diluted share, after tax) of unfavorable adjustments on a Civil segment mass-transit project in California.
(b)Consists primarily of corporate general and administrative expenses.
(c)Depreciation and amortization is included in income (loss) from construction operations.
(d)During the nine months ended September 30, 2021, the Company recorded a reduction of $20.1 million in cost of operations ($14.6 million, or $0.28 per diluted share, after tax) due to a favorable trial court ruling awarding the Company the recovery of certain costs previously incurred on a completed electrical project in New York in the Specialty Contractors segment. The Company also recognized $18.1 million of additional revenue ($13.0 million, or $0.25 per diluted share, after tax) as a result of favorable adjustments on a Civil segment mass-transit project in California reflecting improved profitability due to the mitigation of certain risks as the project progresses toward completion. The Company’s income from construction operations was also negatively impacted by $14.5 million ($10.5 million, or $0.21 per diluted share, after-tax) due to changes in estimates on an electrical project in New York in the Specialty Contractors segment that included unfavorable adjustments and the negative impact to the period associated with increases to project forecasts due to growth in unapproved change orders (expected to be negotiated in future periods).

Tutor Perini Corporation
Condensed Consolidated Balance Sheets
Unaudited
(in thousands, except share and per share amounts)	As of September 30, 2022	As of December 31, 2021

ASSETS
CURRENT ASSETS:
Cash and cash equivalents ($158,943 and $102,679 related to variable interest entities (“VIEs”))	$323,200	$202,197
Restricted cash	21,817	9,199
Restricted investments	79,562	84,355
Accounts receivable ($65,059 and $116,415 related to VIEs)	1,252,943	1,454,319
Retention receivable ($184,797 and $162,259 related to VIEs)	583,789	568,881
Costs and estimated earnings in excess of billings ($97,510 and $143,105 related to VIEs)	1,448,341	1,356,768
Other current assets ($37,816 and $43,718 related to VIEs)	196,401	186,773
Total current assets	3,906,053	3,862,492
PROPERTY AND EQUIPMENT ("P&E"), net of accumulated depreciation of $500,692 and $483,417 (net P&E of $16,016 and $2,203 related to VIEs)	429,911	429,645
GOODWILL	205,143	205,143
INTANGIBLE ASSETS, NET	71,102	85,068
OTHER ASSETS	148,765	142,550
TOTAL ASSETS	$4,760,974	$4,724,898

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$26,875	$24,406
Accounts payable ($62,943 and $96,097 related to VIEs)	589,689	512,056
Retention payable ($43,174 and $37,007 related to VIEs)	241,518	268,945
Billings in excess of costs and estimated earnings ($468,130 and $355,270 related to VIEs)	966,065	761,689
Accrued expenses and other current liabilities ($10,675 and $8,566 related to VIEs)	216,922	210,017
Total current liabilities	2,041,069	1,777,113
LONG-TERM DEBT, less current maturities, net of unamortized discount and debt issuance costs totaling $14,784 and $17,109	934,259	969,248
DEFERRED INCOME TAXES	13,760	70,989
OTHER LONG-TERM LIABILITIES	252,523	233,828
TOTAL LIABILITIES	3,241,611	3,051,178
COMMITMENTS AND CONTINGENCIES
EQUITY
Stockholders' equity:
Preferred stock - authorized 1,000,000 shares ($1 par value), none issued	—	—
Common stock - authorized 112,500,000 shares ($1 par value), issued and outstanding 51,485,216 and 51,095,706 shares	51,485	51,096
Additional paid-in capital	1,139,905	1,133,150
Retained earnings	397,218	514,310
Accumulated other comprehensive loss	(52,017)	(43,635)
Total stockholders' equity	1,536,591	1,654,921
Noncontrolling interests	(17,228)	18,799
TOTAL EQUITY	1,519,363	1,673,720
TOTAL LIABILITIES AND EQUITY	$4,760,974	$4,724,898

Tutor Perini Corporation
Condensed Consolidated Statements of Cash Flows
Unaudited
	Nine Months Ended September 30,
(in thousands)	2022	2021
Cash Flows from Operating Activities:
Net income (loss)	$(104,903)	$92,957
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	40,088	65,550
Amortization of intangible assets	13,966	26,646
Share-based compensation expense	7,681	8,103
Change in debt discounts and deferred debt issuance costs	2,751	4,802
Deferred income taxes	(53,365)	124
(Gain) loss on sale of property and equipment	(183)	2,004
Changes in other components of working capital	338,527	(363,074)
Other long-term liabilities	10,862	11,225
Other, net	(4,146)	(955)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	251,278	(152,618)

Cash Flows from Investing Activities:
Acquisition of property and equipment	(42,809)	(27,162)
Proceeds from sale of property and equipment	6,738	5,236
Investments in securities	(11,145)	(25,541)
Proceeds from maturities and sales of investments in securities	8,333	16,443
NET CASH USED IN INVESTING ACTIVITIES	(38,883)	(31,024)

Cash Flows from Financing Activities:
Proceeds from debt	498,606	448,270
Repayment of debt	(533,452)	(510,146)
Cash payments related to share-based compensation	(1,389)	(1,627)
Distributions paid to noncontrolling interests	(46,500)	(17,250)
Contributions from noncontrolling interests	3,961	7,000
NET CASH USED IN FINANCING ACTIVITIES	(78,774)	(73,753)

Net increase (decrease) in cash, cash equivalents and restricted cash	133,621	(257,395)
Cash, cash equivalents and restricted cash at beginning of period	211,396	451,852
Cash, cash equivalents and restricted cash at end of period	$345,017	$194,457

Tutor Perini Corporation
Backlog Information
Unaudited

(in millions)	Backlog at June 30, 2022	New Awards in the Three Months Ended September 30, 2022(a)	Revenue Recognized in the Three Months Ended September 30, 2022	Backlog at September 30, 2022
Civil	$4,926.6	$225.1	$(500.9)	$4,650.8
Building	2,243.2	415.9	(318.0)	2,341.1
Specialty Contractors	1,366.3	244.1	(252.0)	1,358.4
Total	$8,536.1	$885.1	$(1,070.9)	$8,350.3

(in millions)	Backlog at December 31, 2021	New Awards in the Nine Months Ended September 30, 2022(a)	Revenue Recognized in the Nine Months Ended September 30, 2022	Backlog at September 30, 2022
Civil	$4,553.5	$1,392.6	$(1,295.3)	$4,650.8
Building	2,308.9	947.8	(915.6)	2,341.1
Specialty Contractors	1,373.2	658.4	(673.2)	1,358.4
Total	$8,235.6	$2,998.8	$(2,884.1)	$8,350.3
____________________________________________________________________________________________________
(a)New awards consist of the original contract price of projects added to our backlog plus or minus subsequent changes to the estimated total contract price of existing contracts.